AMENDMENT TO RIGHTS AGREEMENT

        AMENDMENT (this "Agreement"), dated as of July 2, 2002, to the Amended and Restated Rights Agreement, dated as of April 21, 1993, as amended October 1, 2001 (as amended, supplemented or otherwise modified, the "Rights Agreement"), by and between Garan, Incorporated, a Virginia corporation (the "Company"), JPMorgan Chase Bank (successor to Chemical Bank), as Rights Agent (the "Rights Agent"), and Mellon Investor Services LLC (the "Successor Rights Agent"), only with respect to its appointment and acceptance of such appointment as successor Rights Agent under the Rights Agreement.

                               RECITALS

        a. The Company and the Rights Agent have heretofore executed and entered into the Rights Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Rights Agreement.

        b. JPMorgan Chase Bank desires to resign as Rights Agent. The Company desires to accept such resignation. The Company desires to appoint Mellon Investor Services LLC as successor Rights Agent, and Mellon Investor Services LLC desires to accept said appointment as successor Rights Agent.

        c.   Berkshire Hathaway Inc., a Delaware corporation ("Parent"),
BG Merger Sub Inc., a Virginia corporation and wholly owned subsidiary of Parent ("Merger Sub"), and the Company contemplate entering into an Agreement and Plan of Merger (the "Merger Agreement"), with the intention that, among other things, Merger Sub will merge with and into the Company, with the Company being the surviving corporation in the merger and the shares of the common stock, no par value, of the Company (including associated Rights under the Rights Agreement, the "Company Common Stock") being converted into the right to receive cash in the amount set forth in the Merger Agreement. The Board of Directors of the Company has approved the Merger Agreement.

        d.   In connection with the Merger Agreement, Parent and Merger
Sub contemplate entering into an agreement with certain stockholders of the Company (the "Stockholders Agreement") pursuant to which each stockholder will, among other things, agree to vote all shares of Company Common Stock owned by the stockholder in favor of the merger and against any other acquisition proposal, all on the terms and subject to the conditions set forth in the Stockholders Agreement. The Board of Directors of the Company has approved the Stockholders Agreement.

        e. The Board of Directors of the Company has determined that amendments to the Rights Agreement as set forth herein are necessary and desirable in connection with the Merger Agreement and the Stockholders Agreement, and the Company and the Successor Rights Agent desire to evidence such amendments in writing.

        f. Pursuant to Section 27 of the Rights Agreement, the Company has directed the Rights Agent to join this Agreement.

        g. All acts and things necessary to make this Agreement a valid agreement, enforceable according to its terms, have been done and performed, and the execution and delivery of this Agreement by the Company, the Rights Agent and the Successor Rights Agent have been in all respects duly authorized by the Company, the Rights Agent and the Successor Rights Agent.

        Accordingly, the parties hereto agree as follows:

                                  AGREEMENT

        1. Amendment of Section 1. Section 1 of the Rights Agreement is supplemented to add the following definitions in the appropriate locations:

       "Merger Agreement" shall mean the Agreement and Plan of Merger, dated as of July 2, 2002, by and among the Company, Parent, and Merger Sub, as it may be amended from time to time.

       "Merger" shall have the meaning set forth in the Merger
Agreement.

       "Merger Sub" shall mean BG Merger Sub Inc.

       "Parent" shall mean Berkshire Hathaway Inc.

       "Stockholders Agreement" shall mean the Stockholders Agreement, dated as of July 2, 2002, by and among Parent, Merger Sub, and the stockholders listed on the signature page thereto, as it may be amended from time to time.

        2. Amendment of the Definition of "Acquiring Person". The definition of "Acquiring Person" in Section 1(a) of the Rights Agreement is amended by adding the following sentence at the end thereof:

   "Notwithstanding anything to the contrary contained in this Agreement, Parent and its Affiliates and Associates shall not, individually or collectively, be deemed to be an Acquiring Person solely by virtue of
   (i) the execution of the Merger Agreement or the Stockholders Agreement, (ii) the consummation of the Merger, or (iii) the consummation of the other transactions contemplated in the Merger Agreement or the Stockholders Agreement."

        3. Amendment of the Definition of "Distribution Date". The definition of "Distribution Date" in Section 1(l) of the Rights Agreement is amended by adding the following sentence at the end thereof:

   "Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred solely as the result of (i) the execution of the Merger Agreement or the Stockholders Agreement, (ii) the consummation of the Merger, or (iii) the consummation of the other transactions contemplated in the Merger Agreement or the Stockholders Agreement."

        4. Amendment to the Definition of "Expiration Date". The definition of "Expiration Date" in Section 1(p) of the Rights Agreement is amended and restated to read in its entirety as follows:

        "'Expiration Date' shall mean the earliest of (i) the close of business on the Final Expiration Date, (ii) the time at which the Rights are redeemed as provided in Section 23 hereof, and (iii) the effective time of the Merger pursuant to the Merger Agreement."

        5.   Amendment of the definition of "Stock Acquisition Date".
The definition of "Stock Acquisition Date" in Section 1(dd) of the Rights Agreement is amended by adding the following sentence at the end thereof:

   "Notwithstanding anything in this Agreement to the contrary, a Stock Acquisition Date shall not be deemed to have occurred solely as the result of (i) the execution of the Merger Agreement or the Stockholders Agreement, (ii) the consummation of the Merger, or (iii) the consummation of the other transactions contemplated in the Merger Agreement or the Stockholders Agreement."

        6. Amendment of the Definition of "Triggering Event". The definition of "Triggering Event" in Section 1(ii) of the Rights Agreement is amended by adding the following sentence at the end thereof:

   "Notwithstanding anything in this Agreement to the contrary, a Triggering Event (or Section 11(a)(ii) Event or Section 13 Event) shall not be deemed to have occurred solely as the result of (i) the execution of the Merger Agreement or the Stockholders Agreement, (ii) the consummation of the Merger, or (iii) the consummation of the other transactions contemplated in the Merger Agreement or the Stockholders Agreement."

        7. Amendment to Section 11(a)(ii). Section 11(a)(ii) of the Agreement is hereby amended by adding the following sentence at the end thereof:

   "Notwithstanding anything in this Agreement to the contrary, none of
   (i) the execution of the Merger Agreement or the Stockholders
   Agreement, (ii) the consummation of the Merger, or (iii) the consummation of the other transactions contemplated in the Merger Agreement or the Stockholders Agreement, shall cause the Rights to be adjusted or become exercisable in accordance with this Section
   11(a)(ii)."

        8. Amendment to Section 13. The following Section 13(e) is hereby added after Section 13(d):

   "(e)   Notwithstanding anything contained in this Agreement to the contrary, in no event shall the provisions of this Section 13 apply to
   (i) the execution of the Merger Agreement or the Stockholders
   Agreement, (ii) the consummation of the Merger, or (iii) the consummation of the other transactions contemplated in the Merger Agreement or the Stockholders Agreement."

        9.   Amendment of Section 18(a).

        (i) Section 18(a) of the Rights Agreement is hereby amended by deleting the last sentence thereof in its entirety and substituting, in lieu thereof, the following sentence:

   "Anything in this Agreement to the contrary notwithstanding, in no event shall the Rights Agent be liable for special, indirect, punitive, incidental or consequential loss or damage of any kind whatsoever (including, but not limited to lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damage and regardless of the form of action."

        (ii) Section 18(a) is hereby further amended to add the following sentence at the end thereof:

   "Any liability of the Rights Agent under this Rights Agreement will be limited to the amount of fees paid by the Company to the Rights Agent."

        10. Amendment to Section 21. Section 21 is hereby amended by deleting the fifth sentence thereof in its entirety and substituting, in lieu thereof, the following sentence:

   "Any successor Rights Agent, whether appointed by the Company or by such a court, shall be a Person organized and doing business under the laws of the United States or of the State of New York (or of any other state of the United States so long as such Person is authorized to do business in the State of New York), in good standing, that is authorized under such laws to exercise stock transfer powers or shareholders services and is subject to supervision or examination by federal or state authority and that has at the time of its appointment as Rights Agent a combined capital and surplus of at least $50,000,000."

        11.   Amendment of Section 29.  Section 29 of the Rights
Agreement is amended to add the following sentence at the end thereof:

   "Nothing in this Agreement shall be construed to give to any Person other than the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, registered holders of the Common Stock) any legal or equitable right, remedy or claim under this Agreement, by virtue of the consummation of the Merger, or by virtue of the execution of the Merger Agreement or the Stockholders Agreement, or by virtue of any of the other transactions contemplated by the Merger Agreement or the Stockholders Agreement; but this Agreement shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Rights Certificates (and, prior to the Distribution Date, registered holders of the Common Stock)."

        12. Resignation of Rights Agent. JPMorgan Chase Bank hereby resigns from its appointment as Rights Agent under the Rights Agreement effective immediately and the Company hereby accepts such resignation effective immediately.

        13.   Waiver of Section 21 Notice.  The requirement set forth in
Section 21 of the Rights Agreement that the Rights Agent provide the Company at least 30 days' prior written notice of its resignation as Rights Agent is hereby waived in connection with the resignation of JPMorgan Chase Bank as Rights Agent under the Rights Agreement effected pursuant to Section 12 of this Agreement.

        14. Appointment of Successor Rights Agent. The Company hereby appoints Mellon Investor Services LLC as successor Rights Agent under the Rights Agreement, and Mellon Investor Services LLC hereby accepts said appointment as Rights Agent under the Rights Agreement.

        15. Effectiveness. The Company represents and warrants to the Rights Agent and the Successor Rights Agent that the Distribution Date, as defined in the Rights Agreement, has not occurred as of the date hereof, that the amendments herein to the Rights Agreement may be adopted by the Company and the Rights Agent without the approval of any holders of Company Common Stock, and that this Agreement is in compliance with the terms of Section 27 of the Rights Agreement. The Company hereby covenants and agrees to notify the Successor Rights Agent in writing promptly upon the occurrence of the effective time of the Merger pursuant to the Merger Agreement. This Agreement shall be deemed effective as of the date first written above, as if executed on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

        16. Miscellaneous. This Agreement shall be deemed to be a contract made under the laws of the Commonwealth of Virginia and shall be governed by and construed in accordance with the laws of such Commonwealth applicable to contracts to be made and performed entirely within such Commonwealth, provided, however, that the rights and obligations of the Rights Agent and the Successor Rights Agent under Sections 12 and 14 of this Agreement and any extent to which this Agreement relates to Sections 18, 19, 20 or 21 of the Rights Agreement shall be governed by and construed in accordance with the laws of the State of New York. Each party hereto shall cooperate and take such action as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Agreement, the Rights Agreement, generally, and the transactions contemplated hereunder and/or thereunder. Descriptive headings of the several Sections of this Agreement and the Rights Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof or thereof. This Agreement and the Rights Agreement, and all of the provisions hereof and /or thereof, shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement, together with the Rights Agreement, sets forth the entire agreement and understanding among the parties hereto as to the subject matter hereof and merges with and supercedes all prior discussions and understandings of any and every nature among them. This Agreement may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be effected, impaired or invalidated.













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        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested, all as of the date and year first above written.
Attest:                                  GARAN, INCORPORATED


Name: /s/ Marvin S. Robinson             Name: /s/ William J. Wilson
     -----------------------                  -----------------------
Title: Secretary                         Title: Vice President, Finance
                                                and Administration


Attest:                                  MELLON INVESTOR SERVICES LLC, as
                                         successor Rights Agent


Name: /s/ Robert Kavanagh                Name: /s/ John L. Comer, Jr.
     -----------------------                  -----------------------
Title: Vice President                    Title: Vice President


Attest:                                  JPMORGAN CHASE BANK


Name: /s/ Lauren Vigna                   Name: /s/ Eric R. Leason
     -----------------------                  -----------------------
Title: Vice President                    Title: Vice President